Exhibit 99.1

PALM HARBOR HOMES, INC. REPORTS

FIRST QUARTER FISCAL 2008 RESULTS

DALLAS, Texas (July 17, 2007) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the first quarter ended June 29, 2007.

Net sales for the first quarter totaled $143.3 million compared with $194.5 million in the year-earlier period. Net loss for the first quarter of 2008 totaled $4.3 million, or $0.19 per share, compared with net income of $3.6 million, or $0.16 per share, a year ago.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Our results for the first quarter of fiscal 2008 mirror the difficult market environment, reflecting the underlying weakness for traditional HUD-code manufactured housing and the changing dynamics of the overall U.S. housing market. Industry shipments have continued to decline with 2007 HUD-code units down 29.6 percent through the month of May and modular home shipments down 20.4 percent through March. While recognizing that there are many economic and industry factors beyond our control, we continue to focus on improving Palm Harbor’s performance and pursuing a strategic direction that will allow us to be consistently profitable in this environment.

“We made continued progress during the quarter on our key initiatives designed to increase the market coverage of our products, attract more customers to our market for factory-built homes and increase the operating efficiency of our factories. Our new lower-priced HUD products are generating significant interest and additional sales, especially in Texas and Oregon, as we are now able to reach more credit–worthy customers who would not qualify for our traditional product lines. In our modular business, we have also introduced products at new price points and are pleased with the initial customer response. These modular products have been designed and packaged to streamline the sale to completion time, a critical factor for increasing modular sales. Modular sales are increasing in certain markets with the majority of the backlog spread among several Eastern states. Our targeted multi-media advertising campaign is generating new leads and sales, especially through our enhanced web site, and we are very excited about the potential of this marketing tool. We are also making progress at the factory level with the lean manufacturing initiatives we have implemented, although margin pressure remains intense in this environment. Together, we believe these efforts are making a difference for Palm Harbor and we are encouraged by the improved trends in our business as indicated by an increase in retail deposits and factory backlogs. We remain optimistic that the strategies and product changes we have implemented will allow us to achieve our goals,” added Keener.

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We are intensely focused on managing our operations as efficiently as possible in this environment. As a result of the streamlining actions we have taken, we reduced our selling, general and administrative expenses by 15.9 percent in the first quarter of fiscal 2008 compared with the same period a year ago. Our balance sheet reflects $47.4 million in cash and cash equivalents as of June 29, 2007. We will remain conservative regarding the management of our financial capacity and make certain that we maintain a strong foundation that will support our business strategy.”

The Company also announced that on May 18, 2007, Palm Harbor executed an agreement to terminate its partnership effective June 7, 2007, with BSM Financial, L.P., (BSM) a conventional real estate mortgage bank of which Palm Harbor was the 50% sole limited partner. During the second quarter of fiscal 2007, the Company wrote off its investment in BSM of $4.4 million. As part of the agreement, both parties have agreed to mutual releases of all prior claims, counterclaims and causes of action.

A conference call regarding this release is scheduled for Wednesday, July 18, 2007, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	First Quarter Ended
	June 29, 2007	June 30, 2006
Net sales	$143,294,000	$194,530,000
Net income (loss)	(4,251,000)	3,557,000
Net income (loss) per share – basic and diluted	(0.19)	0.16

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except per share data)

For the first quarter ended June 29, 2007 and June 30, 2006

	First Quarter Ended
	June 29, 2007	June 30, 2006

	(Unaudited)
Net sales	$143,294	$194,530
Cost of sales	108,893	143,042

Gross Profit	34,401	51,488
Selling, general and administrative expenses	37,027	44,004

Income (loss) from operations	(2,626)	7,484
Interest expense	(4,481)	(3,421)
Interest income and other	1,040	1,204
Equity in loss of limited partnership	—	(174)

Income (loss) before income taxes	(6,067)	5,093
Income tax benefit (expense)	1,816	(1,536)

Net income (loss)	$(4,251)	$3,557

Net income (loss) per common share – basic and diluted	$(0.19)	$0.16

Weighted average common shares outstanding – basic and diluted	22,852	22,831

Condensed Balance Sheets

(Dollars in thousands)

June 29, 2007 and March 30, 2007

	June 29, 2007	March 30, 2007
	(Unaudited)
Total Assets:
Cash and cash equivalents	$47,400	$44,292
Trade receivables	37,829	33,978
Consumer loans receivable, net	239,695	228,289
Inventories	137,637	138,690
Property, plant and equipment, net	58,556	59,996
Other assets	154,647	169,877

Total assets	$675,764	$675,122

Total Liabilities and Shareholders’ Equity:
Accounts payable and accrued liabilities	$101,169	$99,939
Floor plan payable	49,075	43,603
Convertible senior notes	75,000	75,000
Warehouse revolving debt	18,809	12,045
Securitized financings	185,594	194,405
Shareholders’ equity	246,117	250,130

Total liabilities and shareholders’ equity	$675,764	$675,122

PALM HARBOR HOMES, INC.

Quick Facts

	First Quarter Ended
	June 29, 2007	June 30, 2006
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	107	116
Added	0	3
Closed	0	(2)

Ending	107	117

Factory-built homes sold through:
Company-owned superstores and builder locations	940	1,207
Independent dealers, builders and developers	471	964

Total factory-built homes sold	1,411	2,171

Factory-built homes sold as:
Single-section	167	117
Multi-section	818	1,547
Modular	426	507

Total factory-built homes sold	1,411	2,171

Average sales prices:
Manufactured housing – retail	$76,000	$76,000
Manufactured housing – wholesale	$60,000	$63,000
Modular housing – retail	$180,000	$163,000
Modular housing – wholesale	$80,000	$80,000

Homes produced	1,374	2,135
Internalization rate (manufactured and modular)	63%	55%

FINANCIAL SERVICES
Loan originations:
CPM	187	283
BSM	0	173
Insurance penetration:
Warranty	88%	90%
Physical damage	59%	61%